UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________
FORM 8-K
________________________________________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

August 5, 2013
Date of Report (Date of earliest event reported)

FMC Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5875 N. Sam Houston Parkway W., Houston, Texas	77086
(Address of principal executive offices)	(Zip Code)
(281) 591-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    At a meeting of the Board of Directors (the “Board”) of FMC Technologies, Inc. (the “Company”) on July 26, 2013, based on the recommendation of the Company's Nominating and Governance Committee, the Board increased the size of the Board from 11 directors to 13 directors. The Board nominated Mr. Clarence P. Cazalot, Jr. and Mr. Peter Mellbye as directors of the Board to fill the two vacancies created by the increase in the size of the Board. Messrs. Cazalot and Mellbye accepted their nominations on August 5, 2013. Mr. Mellbye will join the Board effective October 1, 2013, and Mr. Cazalot will join the Board effective December 1, 2013. As of the date of this filing, the Board has not yet determined the committee(s) to which Messrs. Cazalot and Mellbye will be appointed.

For their service, Messrs. Cazalot and Mellbye will receive compensation commensurate with that received by the Company's other non-employee directors, including awards under the Company's Amended and Restated Incentive Compensation and Stock Plan. Their 2013 compensation will be pro-rated to reflect their length of service in 2013. The description of such compensatory arrangements under the caption “Director Compensation” in the Company's Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 3, 2013, is incorporated herein by reference.

There are no understandings or arrangements between either Messrs. Cazalot and Mellbye and any other person pursuant to which they were selected as a director. There are no relationships between either Messrs. Cazalot or Mellbye and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

On August 8, 2013, the Company issued a news release announcing the new director appointments, a copy of which is filed herewith as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description of Exhibit

99.1	News Release issued by FMC Technologies, Inc. dated August 8, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC TECHNOLOGIES, INC.

By: /s/ Jeffrey W. Carr
Dated: August 8, 2013	Name: Jeffrey W. Carr
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	News Release issued by FMC Technologies, Inc. dated August 8, 2013